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                                  EXHIBIT 99.3

                              CAUTIONARY STATEMENTS


         Information provided by Healthdyne Technologies, Inc. (the "Company") from time to time may contain certain "forward-looking" information, as that term is defined in the Private Securities Litigation Reform Act of 1995, as the same may be amended (herein the "Act") and in releases made by the Securities and Exchange Commission ("SEC") from time to time. These Cautionary Statements are being made pursuant to the Act, with the intention of obtaining the benefits of the "Safe Harbor" provisions of the Act. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors.

         These Cautionary Statements are being made and filed with the SEC contemporaneously with the Company's release of a detailed strategic plan (the "Plan") for the Company. Success of the Plan depends upon the successful completion of a number of actions which the Company expects will improve its future financial performance. It is possible, however, that certain of these actions may not be successfully completed for a variety of reasons, and therefore that future financial results may differ materially from those anticipated by the Company. The Company wishes to advise investors of the following risks to the Plan:

         The Company has announced the planned introduction of numerous new products in 1997 and 1998. These actions are scheduled to be completed on an accelerated timetable. Timely introduction of products is dependent on several factors, including but not limited to, timely completion of design and engineering work, successful tested prototypes, clinical device testing, clearance or approval where necessary by the FDA, intellectual property matters and availability of materials and components from suppliers. There can be no assurances that each of these products will be introduced, the products will be introduced in accordance with planned schedules, or that, once introduced, products will be commercially successful. The anticipated rapid development cycle also may result in higher than anticipated warranty claims, which also could adversely affect future financial performance.

         The Company competes in a highly competitive environment with numerous competitors which are financially strong and capable of competing effectively with the Company in the marketplace. Such competitors may take actions to meet the Company's new product introductions and other initiatives. Some competitors may be willing to accept lower margins and to reduce prices to compete with the Company. As a result, the Company could fail to achieve anticipated sales increases, to realize anticipated price increases, or otherwise fail to meet its anticipated results. Any of such circumstances would likely have an adverse effect on future financial performance, which effect could be material.


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         The Company anticipates achieving higher margins for certain of its new products. The Company operates in a highly competitive industry, and its ability to improve margins may be limited due to competitive pressures. A failure to achieve better margins would likely have an adverse effect on future financial performance, which effect could be material.

         The Company's success is dependent to a large extent upon the ability of its customers to obtain adequate reimbursement from third-party payors, such as government and private insurance programs, for procedures using the Company's products. As discussed in previous reports filed with the SEC by the Company, congressional and regulatory proposals for reducing reimbursement for oxygen concentrators have adversely affected the Company's sales and margins for oxygen concentrator products. Similar initiatives as a result of the governmental focus on achieving cost-effective healthcare delivery could also adversely affect the Company's business.

         The Company's business may also be affected by changes in government regulation to which the Company's products are subject or changes in the manner in which such regulations are enforced or medical devices are approved. The
Food and Drug Administration ("FDA") has published for comment proposed performance standards for monitors for infants at risk for SIDS. The Company is unable to predict whether, or in what form, these performance standards ultimately will be adopted, but anticipates that it should be able to design and manufacture products that will comply with any such standards.

         Consolidation in the healthcare industry has and may continue to adversely affect the Company's business, as customers of the Company merge and competition for their business becomes more intense. In August 1995, the Company's two largest home care dealer-customers merged. The Company expects that the consolidation among home care dealers is likely to continue; however, the Company cannot predict the effect of such mergers and consolidations on its business or distribution channels.

         The Company has in the past acquired other companies in an effort to expand its product offerings and may continue to do so in the future. No assurance can be given that any such acquisitions will be consummated by the Company or if consummated that they will be financially or operationally successful.

         The Company enters into license agreements from time to time in connection with the introduction of new products or enhancements of existing products. These agreements generally do not require the expenditure of material sums; however, if the commercial introduction of the licensed product is successful, the license product may be important to future Company revenue and products. No assurances may be given that any such license agreements will result in the commercial introduction of a viable product or that the product, once introduced, will be financially or operationally successful.

         Other factors which could potentially have a material adverse effect on the Company's business include the costs and other effects of legal and administrative cases and proceedings


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(whether civil, such as environmental and product related, or criminal), settlements and investigations, claims, and changes in those items, and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses.

         The information contained herein is not intended to be an exhaustive description of the risks and uncertainties inherent in the Company's business or in the Plan. For further information, reference is made to the Company's reports filed with the SEC, including its reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.




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